Exhibit 99.1

CELANESE CORPORATION
1601 West LBJ Freeway
Dallas, Texas 75234-6034
NOTICE OF REDEMPTION
OF ALL OUTSTANDING SHARES OF
4.25% CONVERTIBLE PERPETUAL PREFERRED STOCK
CUSIP No. 150870202
February 1, 2010
     Pursuant to Section 6 of the Certificate of Designations of the 4.25% Convertible Perpetual Preferred Stock (the “Certificate of Designations”) of Celanese Corporation (the “Company”), filed with the Secretary of State of the State of Delaware on January 25, 2005, notice is hereby given that, subject to the terms and conditions of the Certificate of Designations, the Company is electing to redeem all outstanding shares of the Company’s 4.25% Convertible Perpetual Preferred Stock (the “Preferred Stock”) on the terms set forth below. Pursuant to the terms of the Certificate of Designations, a holder of shares of Preferred Stock (each, a “Holder”) has the right to convert his or her shares of Preferred Stock at any time prior to 5:00 p.m., New York City time, on February 19, 2010.
     The terms of the redemption and conversion are summarized below. You should refer to the Certificate of Designations for a complete description of your rights. Terms used herein but not defined are used as defined in the Certificate of Designations. Computershare Trust Company, N.A., the Company’s transfer agent, is serving as Paying Agent (for those shares of Preferred Stock redeemed) and Conversion Agent (for those shares of Preferred Stock converted).
Redemption Terms

Redemption Date:	10:00 a.m., New York City time, on February 22, 2010.

Redemption Price:	$25.06 per share of Preferred Stock, which represents an amount equal to the Liquidation Preference of $25.00 per share of Preferred Stock, plus accumulated and unpaid dividends (whether or not declared) up to, but excluding, the Redemption Date, of $0.06.

Form of Redemption Price:	The Redemption Price shall be paid in shares of the Company’s Series A Common Stock (the “Common Stock”). Cash will be paid for all fractional shares of Common Stock based on the closing sales price of the Common Stock on the Redemption Date.
     On the Redemption Date, each share of Preferred Stock will be redeemed for a number of shares of Common Stock equal in amount to (i) the Redemption Price divided by (ii) 97.5% of the average closing price of the Common Stock for the 10 trading days ending on the fifth trading day prior to the Redemption Date.
     The number of shares of Common Stock to be issued for each share of Preferred Stock cannot be determined until February 12, 2010, which is the fifth trading day prior to the Redemption Date. If the redemption had taken place on December 31, 2009, each share of Preferred Stock would have been redeemed for 0.7998 shares of Common Stock. The Company expects to publish on its website the actual number of Common Shares to be issued for each Preferred Share once such number has been determined.
     In accordance with the Certificate of Designations, in order to collect the Redemption Price, a Holder of shares of Preferred Stock must duly surrender his or her shares of Preferred Stock to the Paying Agent, Computershare Trust Company, N.A., by book-entry transfer or physical delivery of certificates representing the shares of Preferred Stock, together with any necessary endorsements, prior to 10:00 a.m., New York City time, on the Redemption Date. The Paying Agent can be contacted at:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
(781) 575-2000
     The Redemption Price will be paid promptly following the later of the Redemption Date and the time of surrender of the shares of Preferred Stock to the Paying Agent. Unless the Company defaults in making payment of such Redemption Price, dividends on shares of Preferred Stock will cease to accumulate on and after the Redemption Date.
Conversion Terms

Conversion Date:	The date on which a share of Preferred Stock has been surrendered and the Notice of Conversion has been received by the Company or the Conversion Agent, but in any case no later than 5:00 p.m., New York City time, on February 19, 2010.

Conversion Price:	$19.84 per share of Preferred Stock, which represents the Liquidation Preference of $25.00 per share of Preferred Stock divided by the Conversion Rate.

Conversion Rate:	1.2600 shares of Common Stock.
     Holders also have the right to convert their shares of Preferred Stock at any time prior to 5:00 p.m., New York City time, on February 19, 2010, the business day immediately preceding the Redemption Date (the “Conversion Deadline Date”). Holders who want to convert their shares of Preferred Stock must satisfy all of the requirements set forth in Section 7 of the Certificate of Designations prior to 5:00 p.m., New York City time, on the Conversion Deadline Date in order to effect conversion of their shares of Preferred Stock. After conversion, Holders cannot have their shares of Preferred Stock redeemed and will not receive the Redemption Price.

     Each share of Preferred Stock is convertible into 1.26 shares of Common Stock, subject to adjustment under certain circumstances as set forth in the Certificate of Designations. The closing price of the Common Stock, as reported on the New York Stock Exchange on January 29, 2010, was $29.10. The foregoing amount is provided by way of example only and Holders should review current pricing information for the Common Stock before making any decision regarding the conversion of their Preferred Shares.
     In accordance with the Certificate of Designations, in order to collect the Conversion Price, a Holder of shares of Preferred Stock must duly surrender his or her shares of Preferred Stock to the Conversion Agent, Computershare Trust Company, N.A., by book-entry transfer or physical delivery of certificates representing the shares of Preferred Stock, together with any necessary endorsements, accompanied by a complete and manually signed Notice of Conversion (in the form set forth the Certificate of Designations) prior to 5:00 p.m., New York City time, on the Conversion Deadline Date. The Conversion Agent can be contacted at:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
(781) 575-2000
     Dividends on shares of Preferred Stock will cease to accumulate on and after the Conversion Date. Holders of shares of Preferred Stock who elect to convert their shares will not receive accumulated and unpaid dividends, but will be deemed to have received such dividends through the delivery of shares of Common Stock.
Notice
     The Company will not issue fractional shares of Common Stock in payment of the Redemption Price or the Conversion Price. Instead, the Company will pay cash for all fractional shares of Common Stock based on the closing sales price of the Common Stock on the Redemption Date or Conversion Date, as applicable.
     The Paying Agent has notified the Company that the Paying Agent may be obligated to withhold a percentage (currently 28%) of the redemption proceeds from any Holder who has failed to furnish the Paying Agent with a valid taxpayer identification number or a certification that such Holder is not subject to backup withholding. Holders who wish to avoid such withholding should submit a completed IRS Form W-9 when presenting their shares of Preferred Stock.
     IF YOU HAVE ANY QUESTIONS CONCERNING THE FOREGOING, PLEASE CONTACT COMPUTERSHARE TRUST COMPANY, N.A. AT +1 (972) 943-8780 OR VIA MAIL C/O COMPUTERSHARE TRUST COMPANY, N.A., 3401 LEGACY DRIVE, PLANO, TX 75023.

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